Exhibit 99.1

REALOGY REPORTS RESULTS FOR FULL YEAR 2007

Full-Year 2007 Pro Forma Combined Revenue of $6.0 Billion

Full-Year 2007 Pro Forma Combined Adjusted EBITDA of $816 Million

Pro Forma Combined 2007 Net Loss of $605 Million After $445 Million After-tax,

Non-cash Impairment Charges

Cash Balance of $153 Million with Revolver Undrawn At Year-End

Exit from “At-Risk” Government Portion of Relocation Business Expected to Yield

$50 Million of Additional Cash Flow in 2008

PARSIPPANY, N.J., March 19, 2008 - Realogy Corporation, a global provider of real estate and relocation services, today reported results for the fourth quarter and full year 2007. The 2007 full-year results are reported on a pro forma combined basis. They have been prepared to give effect to the Company’s April 10, 2007 acquisition by Apollo Management L.P. and the related financing transactions as if they had occurred on January 1, 2007 and combine the Company’s financial results for the predecessor period, from January 1, 2007 to April 9, 2007, and the successor period, from April 10, 2007 through December 31, 2007.

Specifically, full-year 2007 pro forma combined revenue was $6.0 billion; pro forma combined Adjusted EBITDA was $816 million; and pro forma combined net loss was $605 million due largely to non-cash intangible assets and goodwill impairment charges recorded in the fourth quarter of 2007. (Please see Table 5 for a reconciliation of pro forma combined net income (loss) to pro forma combined Adjusted EBITDA and Table 6 for the definition of non-GAAP financial measures.)

Realogy’s full-year 2007 pro forma combined operating results declined year-over-year primarily as a result of the continued industry-wide slowdown in U.S. existing home sales.

During 2007, year-over-year homesale transaction sides declined by 19% at Realogy Franchise Services Segment (RFG) and by 17% at NRT, the Company’s owned brokerage unit. The larger decline at RFG reflected the softness in the broader housing market. NRT’s decline in sides was partially offset by an 8% improvement in year-over-year average sales price. This reflects NRT’s strategic presence in higher-priced markets such as New York City, the Hamptons, Beverly Hills and the Sotheby’s International Realty markets across the country. The NRT average sales price has historically outperformed the overall market as well as RFG’s average sales price, which was down 1% in 2007.

“Management continues to take proactive steps to keep the Company well positioned in the short term to contend with the current down cycle in the residential real estate market,” said Richard A. Smith, Realogy’s president and CEO. “At the same time, we are investing in

Realogy Reports Results for Full Year 2007

growth opportunities that will improve our business and market position when cyclical growth continues over the long term. For example, we will be launching Better Homes and Gardens Real Estate in July 2008, as a new residential real estate franchise system, and we will continue to grow our existing franchise networks. We have also greatly reduced our fixed cost base while investing in technology that improves the efficiency of our businesses and their ability to serve their clients.”

Realogy also announced that it has made the strategic decision to exit its “at-risk” government business at Cartus, its relocation services business. “Due to the current market environment, inventory staying on the market longer and the fixed-fee contracts required by the U.S. General Services Administration, we were taking losses on home sales in this line of business in 2007,” Smith said. “Exiting the government relocation “at-risk” business is anticipated to improve our cash flow by $50 million in 2008.”

Realogy’s CFO, Anthony Hull, noted, “At year end, Realogy’s revolver was undrawn and our cash balance was $153 million. Given net senior secured debt of $3.1 billion and pro forma combined Adjusted EBITDA of $816 million for 2007, our ratio of Senior Secured debt to pro forma combined Adjusted EBITDA was 3.8x at the end of 2007, well within the maximum 5.6x ratio that will be measured under the terms of our Credit Agreement at March 31 of this year.”

Strategic, Operational and Financial Accomplishments

During 2007, the Company made considerable progress towards its strategic, operational and financial goals, including the following accomplishments:

•

Entered into a long-term agreement to license the Better Homes and Gardens Real Estate brand from Meredith Corporation (NYSE: MDP) for a 50-year term with a 50-year renewal at Realogy’s option, thereby adding a fifth residential brand under the Realogy umbrella. This new franchise system is on schedule to launch to the public in July 2008.

•	Grew its international business contribution 64% through RFG master franchisee area developer fees, international franchise royalties, and the rapid expansion of Cartus’s global relocation business.

•	Expanded online listing distribution marketing agreements with Google, Trulia, Yahoo! and Zillow, among other leading Internet destination sites.

•	Maintained a 98% success rate for franchisee retention as measured by gross commission income.

•	Consolidated 67 NRT locations in 2007 while retaining approximately 92% of its top agents and their production. During the past two years, NRT has consolidated approximately 20% of its offices.

•	Reduced its annual fixed-cost run rate by approximately $170 million through cost cuts made in 2006 and 2007.

Investor Conference Call

Realogy will hold a conference call to review its 2007 results along with first quarter 2008 guidance at 4:00 p.m. (EDT) on Monday, March 24. The call will be hosted by Richard A.

Realogy Reports Results for Full Year 2007

Smith, president and CEO; and Anthony E. Hull, executive vice president, CFO and treasurer. Questions to be answered on the call should be submitted in advance to Investor.Relations@Realogy.com by 5:00 p.m. (EDT) on Friday, March 21.

The conference call will be made available live via Webcast on the Investor Information section of the Realogy.com Web site and through a limited number of listen-only, dial in conference lines. To access the call via telephone, dial (800) 857-9091 and use pass code 7808796; international participants should dial (210) 234-0000. A replay of the Webcast will be available at www.realogy.com from March 24 through March 31.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens Real Estate®, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 15,700 offices and 308,000 sales associates doing business in 88 countries around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) has approximately 13,400 employees worldwide. Realogy is owned by an affiliate of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial debt leverage; continuing adverse developments in the residential real estate markets; limitations on flexibility in operating our business due to restrictions contained in our debt agreements; adverse developments in general business, economic and political conditions, including changes in short-term or long-term interest rates or mortgage-lending practices, or any outbreak or escalation of hostilities on a national, regional or international basis; our failure to complete future acquisitions or to realize anticipated benefits from completed acquisitions; our failure to maintain or acquire franchisees and brands or the inability of franchisees to survive the current real estate downturn; and our inability to access capital and/or securitization markets.

Realogy Reports Results for Full Year 2007

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release. This press release and the Tables attached to this release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Investor Relations Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

# # #

(Tables to Follow)

Realogy Reports Results for Full Year 2007

Table 1

REALOGY CORPORATION AND THE PREDECESSOR

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Predecessor	Predecessor	Successor	Successor	Successor
	For The Three Months Ended March 31, 2007	Period from April 1 Through April 9, 2007	Period from April 10 Through June 30, 2007	For The Three Months Ended September 30, 2007	For The Three Months Ended December 31, 2007
Revenues
Gross commission income	$1,021	$83	$1,295	$1,238	$876
Service revenue	196	20	201	225	196
Franchise fees	97	9	115	115	88
Other	59	8	46	48	31

Net revenues	1,373	120	1,657	1,626	1,191

Expenses
Commission and other agent-related costs	673	53	863	821	588
Operating	444	45	409	460	460
Marketing	74	10	60	65	57
General and administrative (a)	69	54	67	62	51
Former parent legacy costs (benefit), net	(20)	1	—	2	25
Separation costs	2	—	1	1	2
Restructuring costs	—	1	3	3	29
Merger costs	9	71	16	6	2
Impairment of intangible assets and goodwill (b)	—	—	—	—	667
Depreciation and amortization	34	3	328	119	55
Interest expense	35	8	153	173	169
Interest income	(6)	—	(2)	(4)	(3)

Total expenses	1,314	245	1,898	1,708	2,102

Income (loss) before income taxes and minority interest	59	(126)	(241)	(82)	(911)
Provision for income taxes	27	(50)	(93)	(28)	(318)
Minority interest, net of tax	—	—	1	1	—

Net income (loss)	$32	$(76)	$(149)	$(55)	$(593)

(a)	Includes separation benefits of $45 million for the predecessor period from April 1 – April 9, 2007 and $5 million for the three months ended December 31, 2007.
(b)	Impairment of intangible assets and goodwill net of income taxes is $445 million.

Note: Full year comparable financial information can be found in Realogy’s 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2008.

Realogy Reports Results for Full Year 2007

Table 2

Realogy Corporation and the Predecessor

Pro Forma Combined Statement of Operations

For the Year ended December 31, 2007

	Predecessor	Successor
(In millions)	Period from January 1 Through April 9, 2007	Period From April 10 Through December 31, 2007	Transactions		Pro Forma Combined
Revenues
Gross commission income	$1,104	$3,409	$—		$4,513
Service revenue	216	622	11	(a)	849
Franchise fees	106	318	—		424
Other	67	125	(2	)(b)	190

Net revenues	1,493	4,474	9		5,976

Expenses
Commission and other agent-related costs	726	2,272	—		2,998
Operating	489	1,329	(7	)(a)	1,811
Marketing	84	182	—		266
General and administrative	123	180	(47	)(c)	256
Former parent legacy costs (benefit), net	(19)	27	—		8
Separation costs	2	4	—		6
Restructuring costs	1	35	—		36
Merger costs	80	24	(104	)(d)	—
Impairment of intangible assets and goodwill	—	667	—		667
Depreciation and amortization	37	502	(318	)(e)	221
Interest expense	43	495	104	(f)	642
Interest income	(6)	(9)	—		(15)

Total expenses	1,560	5,708	(372)		6,896

Income (loss) before income taxes and minority interest	(67)	(1,234)	381		(920)
Provision for income taxes	(23)	(439)	145	(g)	(317)
Minority interest, net of tax	—	2	—		2

Net income (loss)	$(44)	$(797)	$236		$(605)

Note: The above table should be read in conjunction with Realogy’s 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2008. A reconciliation of pro forma combined net loss of $605 million to pro forma combined Adjusted EBITDA of $816 million can be found in Table 5 and Item 7 of that report.

Realogy Reports Results for Full Year 2007

Table 2a

Notes to Pro Forma Combined Statement of Operations

(in millions)

(a)	Reflects the elimination of the negative impact of $18 million of non-recurring fair value adjustments for purchase accounting at the operating business segments primarily related to deferred revenue, referral fees, insurance accruals and fair value adjustments on at-risk homes.
(b)	Reflects the incremental borrowing costs for the period from January 1, 2007 to April 9, 2007 of $2 million as a result of the securitization facilities refinancings. The borrowings under the securitization facilities are advanced to customers of the relocation business and the Company generally earns interest income on the advances, which are recorded within other revenue net of the borrowing costs under the securitization arrangement.
(c)	Reflects (i) incremental expenses for the period from January 1, 2007 to April 9, 2007 in the amount of $3 million representing the estimated annual management fee to be paid by Realogy to Apollo and (ii) the elimination of $50 million of separation benefits payable to our former CEO upon retirement, the amount of which was determined as a result of a change in control provision in his employment agreement with the Company.
(d)	Reflects the elimination of $104 million of merger costs which are comprised primarily of $56 million for the accelerated vesting of stock based incentive awards granted by the Company, $25 million of employee retention and supplemental bonus payments incurred in connection with the Transactions and $19 million of professional costs incurred by the Company associated with the Merger.
(e)	Reflects an increase in amortization expenses for the period from January 1, 2007 to April 9, 2007 resulting from the values allocated on a preliminary basis to our identifiable intangible assets, less the amortization of pendings and listings. Amortization is computed using the straight-line method over the asset’s related useful life.

(In millions)	Estimated fair value	Estimated useful life	Amortization
Real estate franchise agreements	$2,019	30 years	$67
Customer relationships	467	10-20 years	26
License agreement—Franchise	42	47 years	1

Estimated annual amortization expense			94

Less:
Amortization expense recorded for the items above			(75)
Amortization expense for non-recurring pendings and listings			(337)

Pro forma adjustment			$(318)

(f)	Reflects incremental interest expense for the period from January 1, 2007 to April 9, 2007 in the amount of $104 million related to the indebtedness incurred in connection with the Merger which includes $6 million of incremental deferred financing costs amortization and $2 million of incremental bond discount amortization relating to the senior notes, senior toggle notes and senior subordinated notes.

For pro forma purposes we have assumed a weighted average interest rate of 8.24% for the variable interest rate debt under the term loan facility and the revolving credit facility, based on the 3-month LIBOR rate as of December 31, 2007. This variable interest rate debt is reduced to reflect the $775 million of floating to fixed interest rate swap agreements. A 100 bps change in the interest rate assumptions would change pro forma interest expense by approximately $24 million. The adjustment assumes straight-line amortization of capitalized financing fees over the respective maturities of the indebtedness.

(g)	Reflects the estimated tax effect resulting from the pro forma adjustments at an estimated rate of 38%. We expect our tax payments in future years, however, to vary from this amount.

Realogy Reports Results for Full Year 2007

Table 3

2007 Recap of Key Business/Revenue Drivers and Operating Statistics

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	FY 2007
Real Estate Franchise Services (a)
Closed homesale sides	279,236	355,331	331,824	254,815	1,221,206
Average homesale price	$230,225	$233,610	$232,759	$222,785	$230,346
Average homesale broker commission rate	2.49%	2.49%	2.49%	2.50%	2.49%
Net effective royalty rate	5.03%	5.01%	5.06%	5.02%	5.03%
Royalty per side	$298	$300	$303	$290	$298

Company Owned Real Estate Brokerage Services
Closed homesale sides	73,871	98,574	88,759	64,515	325,719
Average homesale price	$533,634	$540,555	$540,379	$515,910	$534,056
Average homesale broker commission rate	2.47%	2.48%	2.46%	2.50%	2.47%
Gross commission income per side	$13,768	$13,925	$13,894	$13,547	$13,806

Relocation Services
Initiations	30,837	43,121	32,420	25,965	132,343
Referrals	17,800	24,906	20,930	15,192	78,828

Title and Settlement Services
Purchase Title and Closing Units	32,007	40,384	38,782	27,651	138,824
Refinance Title and Closing Units	9,681	10,478	8,396	8,649	37,204
Average price per closing unit	$1,457	$1,500	$1,466	$1,454	$1,471

(a)	These amounts include only those relating to third-party franchisees and do not include amounts relating to NRT.

Realogy Reports Results for Full Year 2007

Table 4

Selected Quarterly Financial Data

(In Millions)

	Predecessor	Predecessor	Successor	Successor	Successor
	For The Three Months Ended March 31, 2007	Period from April 1 Through April 9, 2007	Period from April 10 Through June 30, 2007	For The Three Months Ended September 30, 2007	For The Three Months Ended December 31, 2007
Revenue:
Real Estate Franchise Services	$197	$20	$222	$217	$162
Company Owned Real Estate Brokerage Services	1,033	83	1,312	1,254	889
Relocation Services	124	13	116	145	124
Title and Settlement Services	88	9	100	95	80
Corporate and Other (c)	(69)	(5)	(93)	(85)	(64)

EBITDA (a) (b)
Real Estate Franchise Services	$122	$—	$151	$145	$(426)
Company Owned Real Estate Brokerage Services	(21)	(26)	69	41	(66)
Relocation Services	20	(8)	27	33	(43)
Title and Settlement Services	3	(7)	14	6	(116)
Corporate and Other (c)	(2)	(74)	(23)	(19)	(39)

(a)	EBITDA is defined as net income (loss) before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for securitization assets and securitization obligations), income taxes and minority interest, each of which is presented on our Condensed Consolidated Statements of Operations.
(b)	EBITDA includes former parent legacy costs (benefits), separation costs (benefits), restructuring costs, merger costs and impairment charges as follows:

	For The Three Months Ended March 31, 2007	Predecessor Period from April 1 Through April 9, 2007	Successor Period from April 10 Through June 30, 2007	For The Three Months Ended September 30, 2007	For The Three Months Ended December 31, 2007
RFG	$—	$11	$3	$—	$515
NRT	—	18	8	4	21
Cartus	(1)	11	(3)	(2)	50
TRG	—	6	1	1	118
Corporate (d)	(8)	72	11	9	25

Note: Totals may not add to full year adjustments reported in Realogy’s Annual Report on Form 10-K due to rounding.

(c)	Includes unallocated corporate overhead and the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $69 million during the three months ended March 31, 2007, $5 million during the Predecessor Period from April 1 to April 9, 2007, $93 million during the Successor Period from April 10 to June 30, 2007, $85 million during the three months ended September 30, 2007 and $63 million during the three months ended December 31, 2007.
(d)	Includes separation benefits of $45 million for the predecessor period from April 1 – April 9, 2007 and $5 million for the three months ended December 31, 2007.

Realogy Reports Results for Full Year 2007

Table 5

A reconciliation of pro forma net income (loss) to Pro Forma Adjusted EBITDA (as defined in Table 6) is set forth in the following table (in millions):

Pro Forma Combined For the Year Ended December 31, 2007
Pro forma combined net income (loss)	$(605)
Minority interest, net of tax	2
Provision for income taxes	(317)

Income (loss) before income taxes and minority interest	(920)
Interest expense (income), net	627
Depreciation and amortization	221

Pro forma combined EBITDA	(72)
Impairment of intangible assets and goodwill	667
Better Homes and Gardens start up costs	—
Former parent legacy costs (benefit), net, separation costs and restructuring costs (a)	50
Incremental securitization interest costs (b)	5
Integration and conversion costs (c)	1
Non-cash charges (d)	61
Pro forma proceeds from contingent assets (e)	12
Pro forma cost savings (f)	63
Sponsor fees (g)	15
Pro forma effect of NRT acquisitions and RFG acquisitions/new franchisees (h)	14

Pro forma combined Adjusted EBITDA	$816

(a)	Consists of $36 million of restructuring costs, $8 million for former parent legacy costs and $6 million of separation costs.
(b)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing.
(c)	Represents the elimination of integration and conversion costs related to NRT acquisitions.
(d)	Represents the elimination of non-cash expenses including $35 million for the change in the allowance for doubtful accounts and reserves for development advance notes, $14 million of incremental reserves for “at risk” homes, $10 million of stock based compensation expense, $1 million for foreign exchange hedges and $1 million of non-cash rent expense.
(e)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. WEX is required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax savings payments received from WEX to us.
(f)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2007. From this and other restructuring, we expect to reduce our operating costs by approximately $68 million annually on a run-rate basis and estimate that $5 million of such savings were already realized in 2007.
(g)	Represents the elimination of annual management fees payable to Apollo.
(h)	Represents the estimated impact of acquisitions made by NRT and RFG acquisitions/new franchisees as if they had been acquired or signed, respectively, on January 1, 2007. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts on January 1.

Realogy Reports Results for Full Year 2007

Table 6

Definitions

EBITDA, Pro Forma Combined EBITDA and Pro Forma Combined Adjusted EBITDA

EBITDA is defined as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations), income taxes and minority interest, each of which is presented in our audited consolidated and combined statements of operations included elsewhere in this Annual Report. Pro forma combined EBITDA is calculated in the same manner as EBITDA but is based on the pro forma combined results for 2007. Pro forma combined Adjusted EBITDA is calculated by adjusting Pro Forma Combined EBITDA by the items described below. We believe EBITDA, Pro Forma Combined EBITDA and Pro Forma Combined Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. EBITDA, Pro Forma Combined EBITDA and Pro Forma Combined Adjusted EBITDA are measures used by our management, including our chief operating decision maker, to perform such evaluation, and are factors in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA, Pro Forma Combined EBITDA and Pro Forma Combined Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other statement of operations data prepared in accordance with U.S. generally accepted accounting principles. Our presentation of EBITDA, Pro Forma Combined EBITDA and Pro Forma Combined Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of Pro Forma Combined EBITDA and Pro Forma Combined Adjusted EBITDA to net income (loss) is included in the table below.

We believe EBITDA, Pro Forma Combined EBITDA and Pro Forma Combined Adjusted EBITDA facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. EBITDA, Pro Forma Combined EBITDA and Pro Forma Combined Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. In addition, Pro Forma Combined Adjusted EBITDA as presented in this table corresponds to the definition of “EBITDA” used in the senior secured credit facility and the indentures governing the notes to test the permissibility of certain types of transactions, including debt incurrence.

EBITDA, Pro Forma Combined EBITDA and Pro Forma Combined Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these EBITDA measures do not reflect changes in, or cash requirement for, our working capital needs;

•

these EBITDA measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	these EBITDA measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•

Pro Forma Combined Adjusted EBITDA includes pro forma cost savings and the pro forma full year effect of NRT acquisitions and RFG acquisitions/new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods;

•	these EBITDA measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.